PROFESSIONAL CULINARY ACADEMY LLC
BALANCE SHEET
SEPTEMBER 30, 2009

ASSETS

Current Assets
Cash	$14
Student tuition receivable, net of allowance for uncollectables of $1,682	166,493
Total current assets	166,507

Other Assets
Organization costs, net of accumulated amortization of $61	673

Total assets	$167,180

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$17,677
Accrued expenses payable	11,316
Deferred tuition revenue	124,729
Total current liabilities	153,722

Members' Equity	13,458

Total liabilities and members' equity	$167,180

PROFESSIONAL CULINARY ACADEMY LLC
STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Tuition and Student Fee Revenues	$296,490

Operating Costs and Expenses
Student instructional costs	57,879
Recruitment costs	13,208
Occupancy costs	18,168
General and administrative expenses	58,390
Total operating costs and expenses	147,645

Operating income before management fees	148,845

Related party management fees	128,250

Income before depreciation	20,595

Depreciation and amortization expense	37

Net income	$20,558

PROFESSIONAL CULINARY ACADEMY LLC
STATEMENT OF MEMBERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Balance - January 1, 2009	$800

Capital distributions, net	(7,900)

Net income for the nine months ended September 30, 2009	20,558

Balance - September 30, 2009	$13,458

PROFESSIONAL CULINARY ACADEMY LLC
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

Cash Flows from Operating Activities
Net income	$20,558
Noncash items included in net income:
Depreciation and amortization expense	37
20,595

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	(166,493)
Increase (decrease) in liabilities:
Accounts payable	17,677
Accrued expenses payable	11,316
Deferred tuition revenue	124,729
(12,771)

Net cash provided by operating activities	7,824

Cash Flows from Investing Activities:	0

Cash Flows from Financing Activities:
Capital distributions to members	(7,900)

Net decrease in cash	(76)

Cash - January 1, 2009	90

Cash - September 30, 2009	$14

Supplemental disclosure of cash flow information:
Cash paid during the nine months for interest	$0
Cash paid during the nine months for income taxes	$0